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                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT




                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




Date of Report (Date of earliest event reported) February 25, 2002




                               YELLOW CORPORATION
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             (Exact name of registrant as specified in its charter)




           Delaware                   0-12255                 48-0948788
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(State or other jurisdiction        (Commission             (IRS Employer
     of incorporation)              File Number)          Identification No.)




 10990 Roe Avenue, P. O. Box 7563,  Overland Park, Kansas           66207
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          (Address of principal executive offices)               (Zip Code)




Registrant's telephone number, including area code   (913) 696-6100
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                                   No Changes.
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         (Former name or former address, if changed since last report.)



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Item 5.  Other Events
The Company has adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", effective January 1, 2002. Under the new standard, goodwill is no longer being amortized. However, goodwill must be periodically tested for impairment.

The Company currently has goodwill of $101.7 million on its consolidated balance sheet, consisting primarily of $75.2 million remaining from the acquisition of Jevic Transportation, Inc. ("Jevic"). The Company has determined that 100 percent of the Jevic goodwill is impaired. As a result, the Company will record a non-cash charge of $75.2 million in the first quarter of 2002, which will be reflected as a cumulative change in accounting principle.


Yellow Corporation is a holding company with wholly owned operating subsidiaries specializing in the national, regional and international markets providing for transportation of industrial, commercial and retail goods and transportation management services. Its largest subsidiary, Yellow Transportation is a national carrier offering a range of services for transportation and related movement of goods and materials. Meridian IQ is a non-asset based transportation solutions management company. SCS Transportation, Inc., a holding company, includes: Saia, providing overnight and second-day trucking service, Jevic Transportation, providing multi-regional less-than-truckload and truckload services. Headquartered in Overland Park, Kansas, Yellow employs approximately 28,000 employees.







                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               YELLOW CORPORATION
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                                                  (Registrant)

Date:    February 25, 2002              /s/     Donald G. Barger, Jr.
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                                                Donald G. Barger, Jr.
                                                Chief Financial Officer